Exhibit 99.1

JOINT FILER INFORMATION

Name:	Frost Gamma Investments Trust

Address:

4400 Biscayne Blvd.

Miami, FL 33137

Designated Filer:  Phillip Frost, M.D.

Issuer Name and Ticker Symbol:             Red Violet, Inc. (RDVT)

Date of Earliest Transaction:  December 17, 2020

Relationship to Issuer:  10% Owner

FROST GAMMA INVESTMENTS TRUST

By:	/s/ Phillip Frost, M.D., as Trustee
Phillip Frost, M.D., Trustee